EXHIBIT 2.2

Management Loan Note Instrument
Constituting the issue of up to £6,217,995 Unsecured Fixed Rate Guaranteed Loan Notes of Jones Apparel Group Holdings, Inc.

Dated 2 June 2011
These notes are issued pursuant to this Instrument

TABLE OF CONTENTS

INTRODUCTION		3
OPERATIVE PROVISIONS		3
1	Definitions and Interpretation	3
2	Constitution of the Notes	6
3	Interest	6
4	Ranking	7
5	Redemption	7
6	Further Notes	8
7	Certificates	8
8	Register	8
9	Obligations of the Company	8
10	Modification of the Deed	9
11	Rights of Third Parties	9
12	Governing law and jurisdiction	9
SCHEDULE 1 - Certificate and Conditions		10
SCHEDULE 2 - Provisions as to registration, transfer, etc.		17
SCHEDULE 3 - Provisions for Meetings of Noteholders		19
SCHEDULE 4 - Form of Bank Guarantee		25

	DATE	2 June 2011
PARTIES
(1)	JONES APPAREL GROUP HOLDINGS, INC. a corporation incorporated under the laws of the state of Delaware, United States of America, whose principal place of business is at 1007 Orange Street, Suite 225, Wilmington, Delaware 19801, the U.S.A. (the "Company").

INTRODUCTION
(A)	The Company by a resolution of its board of directors passed on the same date as this Deed created £6,217,995 unsecured fixed rate guaranteed notes to be constituted under this Deed.

OPERATIVE PROVISIONS

1	Definitions and Interpretation
1.1	In this Deed the following terms shall have the following meanings:
	Articles	the certificate of incorporation of the Company in the form adopted on the date hereof
	Bad Leaver	a Leaver who ceases to be an employee as a result of his or her resignation or who has given notice terminating such employment (save where such resignation or notice of termination served by the employee in question arises in circumstances constituting constructive dismissal)
	Board	the board of directors of the Company from time to time
	Business Day	a day other than a Saturday or Sunday when clearing banks generally are open for normal banking business in London and New York
	conditions	the conditions of the Notes in the form set out in Schedule 1
	Dollar Guarantee Cap	an amount which is equal to 1.3125 times the principal sum outstanding on all Notes for the time being in issue (such amount being expressed in US Dollars applying the then prevailing Guarantee Exchange Rate)
	Execution Date	the date of this Deed
Extraordinary Resolution	a resolution passed at a meeting of the Noteholders duly convened and held in accordance with the provisions of Schedule 3 by:

(a) a majority consisting of more than 75 per cent of the persons voting at the meeting upon a show of hands; or

(b) if a poll is demanded, by a majority consisting of more than three quarters of the votes given on the poll; or

a resolution in writing passed accordance with condition 21.

Family Trust	as regards any individual, a trust under which no immediate beneficial interest in any of the Notes is for the time being vested in any person other than the individual or Relatives of the individual and by virtue of which no voting or other rights attaching thereto are or may become liable to be exercisable by or as directed by or subject to the consent of any person other than the individual and Relatives of the individual or the trustees as trustees of such trust
Final Redemption Date	10 April 2016
First Redemption Date	the earlier of (i) the date of signature of the KG Group's audited consolidated financial statements for the financial year ending 31 December 2014 and (ii) 31 March 2015
Fixed Interest	interest payable on the Notes in accordance with condition 2
Fixed Interest Rate	5 per cent. per annum
FSMA	the Financial Services and Markets Act 2000
Guarantee	the guarantees to be executed and delivered by the Guarantor to and in favour of the Noteholders (substantially in the form set out in schedule 4), in accordance with clause 4 of this Deed, for an aggregate sum equal to the Guarantee Amount
Guarantee Amount	US$ 13,500,000, or such other amount as may be determined to be the Guarantee Amount during any Guarantee Review Period in accordance with clause 4
Guarantee Exchange Rate	the spot rate of the Guarantor at which US Dollars may be sold and Pounds Sterling bought at 11.00a.m. (London time) on the relevant Guarantee Review Date
Guarantee Review Date	31 March, 30 June, 30 September and 31 December in each year
Guarantee Review Period	has the meaning ascribed to it in clause 4.4 of this Deed
Guarantor	Citibank N.A.
Jones Group	The Jones Group, Inc. and its subsidiary undertakings
KG Group	KG Group Holdings Limited and its subsidiary undertakings
Law	any applicable statute, rule or regulation including the rules of any regulatory body or the rules of any recognised stock exchange
Leaver	a person who ceases to be an employee of the Jones Group and/or the KG Group (but to avoid doubt so that no person shall be a Leaver upon ceasing to be an employee of one company in the Jones Group or KG Group whilst remaining an employee of another such company). In the event of resignation by any such person by written notice, then such person shall be deemed to be a Leaver upon the service of such notice on the relevant employing company

Manager	any of Neil Clifford, Dale Christilaw, Rebecca Farrar-Hockley and Andrew Lee
Noteholder	a person whose name is entered in the Register as the holder of a Note
Notes	the unsecured fixed rate guaranteed notes constituted by this Deed, or as the case may be, the principal amounts represented by them and for the time being issued and outstanding, and a reference to a "Note" is a reference to any one of such Notes
Permitted Transferee	as regards any Noteholder or deceased Noteholder, a Relative of the Noteholder or deceased Noteholder or the trustees of a Family Trust of the Noteholder or deceased Noteholder or of a Relative of the Noteholder or deceased Noteholder, and who agrees to enter into a deed of adherence in such form as the Company may reasonably require (such form of deed not being unreasonably withheld or delayed by the Company upon written request of the same by any Noteholder) requiring such transferee to adhere to the provisions of the Sale and Purchase Agreement in so far as they relate to the Notes transferred as if such party were the original transferor
Relative	a spouse/civil partner, a widower/widow/surviving civil partner, a parent, a child, a stepchild, an adopted child or an illegitimate child
Register	the register of Noteholders referred to in clause 8
Registered Office	the registered office from time to time of the Company
Replacement Guarantee	has the meaning ascribed to it in clause 4.4 of this Deed
Restricted Overseas Person	a person (including an individual, partnership, unincorporated syndicate, limited liability company, unincorporated organisation, trust, trustee, executor, administrator or other legal representative) in, or resident in, Japan, Australia, Canada or the United States, or a US person
Sale and Purchase Agreement	the agreement dated with the date of this instrument between, amongst others, the Company and the Noteholders relating to the sale of the entire issued share capital of KG Group Holdings Limited
Securities Act	the United States Securities Act of 1933, as amended
Sterling Guarantee Cap	an amount which is equal to 1.05 times the principal sum outstanding on all Notes for the time being in issue expressed in Pounds Sterling
US or United States	the United States of America, its territories and possessions, any State of the United States and the District of Columbia and all other areas subject to its jurisdiction
US person	a US person as defined in Regulation S of the Securities Act

1.2	In this Deed:
	(a)	the clause headings and the table of contents are inserted for ease of reference only and shall not affect construction;
	(b)	references to the parties, the Introduction, Schedules and clauses are references respectively to the parties, the Introduction and Schedules to and clauses of this Deed;
	(c)	except where the context specifically requires otherwise, words importing one gender shall be treated as importing any gender, words importing individuals shall be treated as importing corporations and vice versa, words importing the singular shall be treated as importing the plural and vice versa, and words importing the whole shall be treated as including a reference to any part;
	(d)	references to persons shall include bodies corporate, unincorporated associations and partnerships, in each case whether or not having a separate legal personality, and include a reference to that person's legal personal representatives and successors;
	(e)	references to statutory provisions, enactments or EC Directives shall include references to any amendment, modification, extension, consolidation, replacement or re-enactment of any such provision, enactment or EC Directive (whether before or after the date of this Deed), to any previous enactment which has been replaced or amended and to any regulation, instrument or order or other subordinate legislation made under such provision, enactment or EC Directive;
	(f)	"recognised investment exchange" is to be construed in accordance with section 285 FSMA; and
	(g)	a Note is "outstanding" unless: (i) it has been redeemed in full; or (ii) it has been purchased under condition 3.3.
1.3	"Sterling" and "£" denote the lawful currency of the United Kingdom and "Dollars" and "$" denote the lawful currency of the United States.
2	Constitution of the Notes
2.1	The principal amount of the Notes constituted by this Deed is limited to £6,217,995.
2.2	The Notes may be issued in amounts or integral multiples of £1.
2.3	The Notes are held subject to the conditions and the provisions contained in the Schedules which are binding on the Company, the Noteholders and any person claiming through or under them respectively. The conditions and the provisions contained in the Schedules shall have the same effect as if they were set out in this Deed.
2.4	The Notes constitute direct obligations of the Company and rank pari passu and rateably in all respects and without discrimination or preference among themselves and shall form a single series.
3	Interest

Until such time as the Notes are redeemed or repaid, the Company will pay interest on the principal amount of the Notes in accordance with, and subject to, the terms of this Deed and the conditions.

4	Ranking and Guarantee
4.1	The rights of the Noteholders in respect of the Notes and this Deed rank pari passu and rateably inter se. The Notes shall rank at least pari passu with all other unsecured indebtedness of the Company (but, in any event, the due and punctual payment of any amounts payable in respect of the Notes shall be guaranteed by the Guarantor on the terms set out in the Guarantee).
4.2	The due and punctual payment by the Company of all principal and interest payable in respect of the Notes will be irrevocably and unconditionally guaranteed to the Noteholders on the terms set out in the Guarantee.
4.3	The Company will procure that, by no later than 30 June 2011, Guarantees will be issued by the Guarantor in the aggregate sum equal to US$13,500,000 substantially in the form set out in schedule 4. Each Noteholder shall be issued with a Guarantee for that proportion of such aggregate sum of US$13,500,000 that the principal amount of the Notes, held by such Noteholder, bears to £6,217,995. As envisaged by the Guarantee in the form set out in schedule 4, any demands for payment pursuant to such Guarantees shall (subject to clause 4.4(b) below) be made for the relevant £ sterling sums owed to the Noteholder(s) in question in respect of their holdings of Notes, but shall be satisfied in US dollars up to the maximum amount of the Guarantee provided to that Noteholder.
4.4	Within 21 days of each Guarantee Review Date (excluding 30 June 2011) which occurs whilst any Notes remain in issue (each such 21 day period being a Guarantee Review Period), the Dollar Guarantee Cap shall be calculated by the Company by reference to the Guarantee Exchange Rate as at such Guarantee Review Date. In the event that such Dollar Guarantee Cap is found to be greater or less than the then prevailing Guarantee Amount by an amount which is more than 1% of the then prevailing Guarantee Amount, then the Company shall procure, no later than the end of the relevant Guarantee Review Period, that new Guarantees (Replacement Guarantees) are issued by the Guarantor to replace the existing Guarantees. Such Guarantees shall be in identical form to those set out in schedule 4 save that:
(a) the Guarantee Amount shall be of an amount equal to the Dollar Guarantee Cap calculated for the Guarantee Review Period in question (and so that each Noteholder is the beneficiary of a Guarantee for a sum equal to that proportion of the Dollar Guarantee Cap which the principal amount of Notes held by that Noteholder bears to the total principal amount of Notes for the time being in issue); or, at the election of the Company
(b) the Guarantee Amount shall alternatively be for an amount equal to the then prevailing Sterling Guarantee Cap (and in such circumstances any amount paid pursuant to such Guarantees shall be paid in Pounds Sterling and the form of Guarantee as set out in schedule 4 shall be amended accordingly).
Any such Replacement Guarantees shall be in substitution for the previously subsisting Guarantee for each relevant Noteholder provided always that the terms of such Guarantee are strictly in accordance with the requirements of this clause 4 (and so that, to avoid doubt, until such time as a Replacement Guarantee is issued by the Guarantor to a Noteholder which complies with the terms of this clause 4, the previously existing Guarantee held by such a Noteholder shall prevail).
5	Redemption

As and when a Note is due to be redeemed in accordance with this Deed and the conditions, the Company shall pay to the relevant Noteholder the aggregate of the principal amount of the Note at par and any accrued interest (after deduction of tax which the Company is required to deduct by Law) up to but excluding the date of redemption in accordance with the provisions of condition 7.

6	Further Notes

The Company shall be entitled from time to time, by resolution of the board or of a duly authorised committee of the board, to cancel any created but unissued Notes or to create and issue further Notes to be constituted by deed or instrument expressed to be supplemental to this Deed either so as to be identical in all respects and form a single series with the Notes or to carry such rights as to interest, redemption and otherwise as the board may think fit.

7	Certificates
7.1	A person on becoming a Noteholder is entitled without charge to one certificate for the total principal amount of Notes registered in his name.
7.2	When a Noteholder transfers or has redeemed part of the principal amount of Notes registered in his name he is entitled without charge to one certificate for the balance of the principal amount retained by him.
7.3	The Company is not bound to:
(a) register more than four persons as joint holders of a Note; or
(b) issue more than one certificate for a Note held jointly by two or more persons and delivery of a certificate to the joint holder named first in the Register is sufficient delivery to all joint holders.
7.4	A certificate shall be:
(a) substantially in the form set out in Schedule 1 and shall have the conditions endorsed on it; and
(b) signed by or on behalf of, or executed by, the Company in accordance with its bylaws for the time being or in such other manner as may be permitted by statute.
8	Register
8.1	The Company shall keep the Register at the Registered Office and enter in it:
(a) the name and address of each Noteholder;
(b) the date on which each person was registered as a Noteholder;
(c) the principal amount of each Note held by a Noteholder;
(d) the serial number of each certificate issued and the date of its issue; and
(e) the date on which a person ceased to be a Noteholder.
8.2	The Company shall enter in the Register each change to the information specified in clause 8.1.
8.3	A Noteholder may inspect the Register from 9.00 a.m. to 5.00 p.m. on any Business Day and may require a copy of it or any part of it at the cost of the Company.
9	Obligations of the Company
9.1	The Company agrees with each Noteholder to comply with its obligations under this Deed.
9.2	This Deed enures for the benefit of each Noteholder and a Noteholder may sue for the compliance by the Company of its obligations under this Deed in relation to each Note held by the Noteholder.
9.3	The Company shall not consolidate with or merge into any other person or convey, transfer or lease its properties and assets substantially as an entirety to any person, and no person shall consolidate with or merge into the Company or convey, transfer or lease its properties and assets substantially as an entirety to the Company, unless in any such case the corporation formed by such consolidation or into which the Company is merged or the person which acquires by conveyance or transfer, or which leases, the properties and assets of the Company substantially as an entirety shall expressly assume, by a deed supplemental to this Deed, the due and punctual payment of the principal of and interest on all the Notes and the performance of every covenant of this Deed on the part of the Company to be performed or observed. Upon any consolidation or merger by the Company with or into any other person, or any conveyance, transfer or lease by the Company of its properties and assets substantially as an entirety to any person in accordance with this Section, the successor corporation formed by such consolidation or into which the Company is merged or to which such conveyance, transfer or lease is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under this Deed with the same effect as if such successor person had been named as the Company herein; and in the event of any such conveyance, transfer or lease the Company shall be discharged from all obligations and covenants under the Deed and the Notes and may be dissolved and liquidated. Such successor person may cause to be signed, and may issue either in its own name or in the name of the Company, any or all of the Notes issuable hereunder which theretofore shall not have been signed by the Company and delivered hereunder. All the Notes so issued shall in all respects have the same legal rank and benefit under this Deed as the Notes theretofore or thereafter issued in accordance with the terms of this Deed as though all of such Notes had been issued at the date of the execution hereof. In case of any such consolidation, merger, sale, conveyance or lease, such changes in phraseology and form may be made in the Notes thereafter to be issued as may be reasonably appropriate (and provided always that such changes do not have any adverse effect on the Noteholders).
10	Modification of the Deed
10.1	Subject to clause 10.2, the Company may, from time to time, modify, abrogate or vary the provisions of this Deed.
10.2	The Company may not (by deed expressed to be supplemental to this Deed or otherwise) modify, abrogate or vary the provisions of this Deed without the prior sanction of an Extraordinary Resolution.
10.3	The Company shall endorse on this Deed a memorandum of execution of any deed supplemental to this Deed.
11	Rights of third parties

This Deed does not confer any rights on any person or party (other than the parties to this Deed and the Noteholders) under the Contracts (Rights of Third Parties) Act 1999 but this does not affect any right or remedy of a third party which exists or is available apart from under that Act.

12	Governing law and jurisdiction

This Deed is governed by and is to be construed in accordance with English law. The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Deed, the conditions or the Notes.

SCHEDULE 1

Certificate and Conditions

Certificate No. [___]	Transfer No. [___]	Date [___]	Amount £[___]

Jones Apparel Group Holdings, Inc. (the "Company")

(Incorporated in Delaware)

£6,217,995 UNSECURED FIXED RATE GUARANTEED LOAN NOTES

This is to certify that [___] is/are the registered holder(s) of £[___] in principal amount of the £6,217,995 unsecured fixed interest guaranteed notes (the "Notes") as constituted by an instrument (the "Deed") dated [___] 2011 and made by the Company. The Notes are issued with the benefit of, and subject to the provisions contained in, the Deed and the conditions endorsed on this certificate.

Interest accrues on the Notes in accordance with condition 2. The Notes are redeemable in accordance with condition 3.

The Notes are transferable in amounts or integral multiples of £1 in accordance with Schedule 2 of the Deed. This certificate must be surrendered before any transfer is registered or any new certificate is issued in exchange.

A copy of the Deed is available for inspection at the Registered Office.

THE NOTES WERE ISSUED IN AN OFFSHORE TRANSACTION TO PERSONS WHO ARE NOT US PERSONS PURSUANT TO REGULATION S UNDER THE SECURITIES ACT. THE NOTES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT AND MAY NOT BE OFFERED, SOLD, RESOLD, DELIVERED OR DISTRIBUTED (DIRECTLY OR INDIRECTLY) IN OR INTO THE UNITED STATES (EXCEPT IN TRANSACTIONS EXEMPT FROM, OR NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT), CANADA, AUSTRALIA OR JAPAN NOR TO NOR FOR THE ACCOUNT OR BENEFIT OF ANY RESTRICTED OVERSEAS PERSON UNLESS IN RELATION TO ANY US PERSON, THE NOTES ARE REGISTERED UNDER THE SECURITIES ACT OR THE TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

The Notes are governed by and are to be construed in accordance with English law.

Signed as a deed by Jones Apparel Group Holdings, Inc. acting by:

_________________
signature of director

_________________
print name of director
Director

CONDITIONS

1	Status of the Notes
1.1	The Notes are issued in amounts or integral multiples of £1 and are transferable in accordance with the provisions of Schedule 2 in amounts or integral multiples of £1.
1.2	The Notes constitute direct, general and unconditional obligations of the Company.
1.3	The obligations of the Company in respect of the Notes rank pari passu and rateably inter se.
2	Fixed Interest
2.1	Interest on the Notes shall accrue from day to day and will be calculated on the basis of a 365 day year and the actual number of days elapsed in that interest period. Interest will be payable (less income tax where deduction thereof is required by Law) at the Fixed Interest Rate yearly in arrears on 31 December in each year or, if any such day is not a Business Day, on the next following Business Day (each an "interest payment date") in respect of the interest periods (as defined in condition 2.3 below). Any tax or duty required to be deducted or withheld in respect of such interest by any applicable Law shall be so deducted or withheld and the Company shall not be obliged to increase its payments to Noteholders in respect of such tax or duty.
2.2	Each payment of interest provided for in condition 2.1 above shall relate to the period from (and including) the first day of the relevant interest period to (and including) the last day of such period and shall be paid as provided in condition 2.4.
2.3	"Interest periods" shall be:
(a) the period commencing on (and including) the date of issue of the Note and ending on (and including) the day immediately before the next following interest payment date; and
(b) any subsequent period commending on an interest payment date and ending on the day immediately before the next following interest payment date.
2.4	Save in the case of a redemption under condition 3.7, interest shall be paid to those Noteholders who are on the Register at the close of business on the fourteenth day preceding the relevant interest payment date and for the purposes of the payment of interest any intermediate transfer or transmission of any Notes between such date and the relevant interest payment date shall be ignored.
2.5	Interest shall cease to accrue on any Notes becoming due for redemption, purchase or repayment as from the date on which the payment in respect of such redemption, purchase or repayment is made by the Company to the relevant Noteholder (and for these purposes payment of the moneys due to the Noteholder into a separate interest-bearing bank account as envisaged by condition 6.2 shall constitute payment to a Noteholder).
3	Redemption, purchase and cancellation
3.1	Unless otherwise directed by an Extraordinary Resolution, a Noteholder shall be entitled, by notice in writing to the Company, to require the Company to redeem the then outstanding Notes at the aggregate of par plus any Fixed Interest accrued but unpaid (after deduction of tax which the Company is required to deduct by Law) up to but excluding the date of redemption on the occurrence of any of the following events:
(a) the failure by the Company to pay any moneys payable on the Notes on the due date for payment;
(b) the entry of a decree or order by a court having jurisdiction in the premises adjudging the Company a bankrupt or insolvent, or approving as properly filed a petition seeking reorganisation, arrangement, adjustment or composition of or in respect of the Company under any applicable bankruptcy, insolvency, reorganisation or other similar law, or appointing a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Company or of any substantial part of its property or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order unstayed and in effect for a period of 60 consecutive days;
(c)	the institution by the Company of proceedings to be adjudicated a bankrupt or insolvent, or the consent by it to the institution of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking reorganisation or relief under any applicable bankruptcy, insolvency, reorganisation or other similar law, or the consent by it to the filing of any such petition or to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Company or of any substantial part of its property, or the making by it of an assignment for the benefit for creditors, or the admission by it in writing of its inability to pay its debts generally as they become due and its willingness to be adjudicated a bankrupt, or the taking of corporate action by the Company in furtherance of any such action;
(d)	any event or circumstance arising which, after the commencement date of the Guarantee, results in the Guarantee being invalid, unenforceable, terminated or otherwise unable to be performed by the Guarantor (whether through an event described in paragraph (b) or (c) above in respect of the Guarantor, by operation of Law, or otherwise howsoever);
(e)	any event analogous to those described in paragraphs (b) to (d) inclusive taking place in any jurisdiction which may be applicable;
(f)	where a Termination Notice (as defined in a Guarantee as set out in schedule 4) has been issued by the Guarantor to a Noteholder terminating a Guarantee (the "Relevant Guarantee") and the Company has failed to procure that a Substitute Guarantee has been provided to replace such Relevant Guarantee by the date falling no later than 14 days before the termination of such Relevant Guarantee. For these purposes a "Substitute Guarantee" shall be a guarantee or guarantees provided on substantially the same terms as the Relevant Guarantee as to the maximum amount which may be claimed thereunder, the term and expiry date of that guarantee and the conditions on which amounts may be demanded thereunder and which is issued by a financial institution with a senior debt credit rating not less than A1 on the basis of the ratings assigned by Moody's or A on the basis of the ratings assigned by Standard & Poor's or their equivalent to the extent that those rating systems are amended or replaced after the date of this Deed;
(g)	the failure by the Company to comply with its obligations under clause 4.3 of the Deed constituting these Notes by 30 June 2011;
(h)	where the Dollar Guarantee Cap is found to be more than the then Prevailing Guarantee Amount by more than 1% of the then Prevailing Guarantee Amount, any failure by the Company to procure the execution by the Guarantor and delivery to all relevant Noteholders of a Replacement Guarantee, in substitution for the then subsisting Guarantee, by the end of any Guarantee Review Period where the same is required in accordance with the terms set out in clause 4 of the Deed constituting these Notes; or
(i)	any breach by the Company of clause 9.3 of the Deed constituting these Notes.

3.2	The Company shall notify the Noteholders immediately if it becomes aware of a fact or circumstance which has caused or will or is likely to cause any of the events listed in condition 3.1 to occur.
3.3	At any time after the First Redemption Date, a Noteholder shall be entitled to require the Company to redeem all or part of the then outstanding Notes at the aggregate of par plus any Fixed Interest accrued but unpaid (after deduction of tax which the Company is required to deduct by Law) up to but excluding the date of redemption upon giving to the Company not less than seven (7) days' prior notice of the date of redemption and delivering to the Company the relevant certificate(s) for the Notes.
3.4	The Company may (by giving the Noteholders not less than 7 days' notice), at any time after six months from the Execution Date, purchase Notes at any price by tender (available to all Noteholders alike) or private treaty or otherwise, in each case by written agreement with the relevant Noteholder.
3.5	The Company shall cancel a Note redeemed or purchased and may not reissue or resell that Note.
3.6	If prior to the First Redemption Date a Manager becomes a Bad Leaver, the Notes held by that Manager or any Permitted Transferee of such Manager shall, with effect from the date on which the Manager becomes a Bad Leaver, be cancelled and the Company shall cease to have any obligation to make any repayment in respect of those Notes or to pay any Fixed Interest accrued but unpaid or any future Fixed Interest in respect of those Notes.
3.7	The Notes held by any Manager or any Permitted Transferee of such a Manager may be cancelled by the Company in accordance with the provisions set out in schedule 9 of the Sale and Purchase Agreement. Save as expressly provided for in schedule 9 of the Sale and Purchase Agreement or as expressly provided for in this Deed, all amounts payable in respect of any Notes in issue shall be paid to the holder(s) for the time being of such Notes on the due date and free from any set-off, counterclaim or deduction whatsoever.
3.8	Unless previously cancelled, redeemed or purchased, the Company shall redeem the Notes on the Final Redemption Date at par and on such redemption shall also pay to the relevant Noteholders any Fixed Interest accrued but unpaid (after deduction of tax which the Company is required to deduct by Law) up to but excluding that date.
3.9	Any and all redemptions of Notes shall be made pari passu among the Noteholders.
4	Default rate

If any sum due and payable by the Company in respect of the Notes on redemption is not paid on the due date, interest shall accrue at the rate of 7 per cent. on the amount due and unpaid for the period beginning on the due date and ending on the day when the amount is paid. The Noteholders may from time to time agree in relation to all the Notes to waive the interest payable under this condition 4 or agree to a lower rate of default interest on such terms as they may think fit by Extraordinary Resolution. Each Noteholder may from time to time agree in relation to the Notes registered in his or her name to waive the interest payable under this condition 4 or agree to a lower rate of default interest on such terms as he or she thinks fit.

5	Dealings
5.1	No application has been or will be made to any recognised investment exchange for the Notes to be listed or dealt in.
5.2	The Notes have not been and will not be registered under the Securities Act or under the securities laws of any State of the United States, no relevant clearances have been or will be obtained from the securities commission of any province of Canada, no prospectus has been or will be lodged with the Australian Securities and Investments Commission and no steps have been taken, nor will any be taken, to enable the Notes to be offered in compliance with applicable securities laws of Japan.
5.3	Accordingly, the Notes may not be offered, sold, resold, delivered or distributed (directly or indirectly) in or into the United States (except in transactions exempt from, or not subject to, the registration requirements of the Securities Act), Canada, Australia or Japan nor to or for the account or benefit of any Restricted Overseas Person unless in relation to any US person the Notes are registered under the Securities Act or the transaction is exempt from, or not subject to, the registration requirements of the Securities Act.
6	Procedure on redemption and unclaimed moneys
6.1	A Noteholder whose Notes are due to be redeemed shall, not later than the due date for redemption, deliver to the Company the certificate for the Notes (or an indemnity in the usual form in respect of any lost or missing certificates) for cancellation. Upon delivery, the Company shall immediately pay to the Noteholder the moneys payable in respect of the Notes.
6.2	If the Noteholder fails to comply with condition 6.1:
(a) the Company shall pay all amounts due in respect of the Notes into a separate interest bearing bank account pending delivery to the Company by the Noteholder of the certificate for the Notes for cancellation;
(b) the payment of an amount into a bank account shall constitute the Company a trustee in respect of the amount for the relevant Noteholder;
(c) the Company shall be responsible for the safe custody of the amount and related interest;
(d) the Noteholder shall be entitled to interest accrued on the amount; and
(e) if the amount remains unclaimed after a period of ten years from the date of payment of the amount into the account, the Noteholder shall cease to be entitled to the amount and to related interest and it shall then belong to the Company.
7	Payment
7.1	The Company shall pay principal moneys, interest or any other amount payable in respect of a Note by a bank or other funds transfer system, or by such other method as the holder or joint holders of the Note in respect of which the payment is made (or the person or persons entitled by transmission to the Note) may in writing direct. The holder, a joint holder or other person jointly entitled to a Note may give an effective receipt for principal moneys, interest or other amount paid in respect of the Note.
7.2	The Board may withhold payment of principal moneys, interest and all other amounts payable in respect of the Note to a person entitled by transmission to a Note until he has provided such evidence of his right that the Board may reasonably require.
8	Notices
8.1	A notice to be given to or by a Noteholder under the Deed or these conditions shall be in writing.
8.2	The Company may give any notice or other document to a Noteholder either personally or by sending it by post in a prepaid envelope addressed to the Noteholder at the address shown in the Register against his name.
8.3	Any Noteholder may notify the Company of any change to his or her address (which shall be used by the Company in substitution for the address shown in the Register against his or her respective name), provided that such notice shall be in writing, shall be delivered to the Company at the Registered Office and shall only be effective on:
(a) the date specified in the notice as the date on which the change is to take effect; or
(b) if no date is so specified or the date so specified is less than five (5) Business Days after the date on which the notice is given, the date following five (5) Business Days after the notice of any change has been given.
8.4	In the case of joint holders of a Note, a notice or other document shall be given to the holder who is named first in the Register in respect of the joint holding and notice given in this way is sufficient notice to all joint holders.
8.5	A Noteholder (or, in the case of joint holders, the person named first in the Register) whose address as shown in the Register is outside the United Kingdom and who has notified the Company of an address in the United Kingdom at which notices or other documents may be given to him is entitled to have notices given to him at that address, but otherwise no such Noteholder shall be entitled to receive any notice from the Company.
8.6	Any notice required to be given to the Company by the Noteholders may be given either by hand or by sending it by post to the Registered Office (marked for the attention of the company secretary).
8.7	A notice served in accordance with this condition 8 shall be deemed to have been received:
(a) in the case of delivery by hand, on the date of actual delivery;
(b) in the case of despatch by prepaid first class post, on the second Business Day following the date of despatch; or
(c) in the case of despatch by prepaid second class post or where there is only one class of post, on the fourth Business Day following the date of despatch;
provided that a notice or demand received on a day which is not a Business Day, or after normal business hours (being 9.30 a.m. to 5.30 p.m. on a day other than a Saturday, Sunday or public holiday in England and Wales and the United States of America), shall be deemed to have been received on the next Business Day. Proof that the envelope containing the notice was properly addressed, prepaid and posted shall be conclusive evidence that notice was given.
8.8	A person who becomes entitled to a Note by transmission, transfer or otherwise is bound by a notice in respect of the Note which, before his name is entered in the Register, has been properly served on a person from whom he derives his title.
8.9	Where a person is entitled by transmission to a Note, the Company may give a notice or other document to that person as if he were the holder of a Note by addressing it to him by name or by the title of representative of the deceased or trustee of the bankrupt (or by similar designation) at an address in the United Kingdom supplied for that purpose by the person claiming to be entitled by transmission. Until an address has been supplied, a notice or other document may be given in any manner in which it might have been given if the death or bankruptcy or other event had not occurred. The giving of notice in accordance with this condition 8 is sufficient notice to all other persons interested in the Note
9	General Words and expressions defined in the Deed shall, unless the context otherwise requires, have the same meanings in these conditions.

10	Right to Redeem in a Foreign Currency
10.1	A Noteholder may at his option specify in his notice of redemption of Notes that payment of the principal amount of such Notes is to be made to him in US Dollars instead of Pounds Sterling and in each case where such specification is made:
	(a)	the Company shall be obliged to make the payment of the principal amount of such Notes to the Noteholder in US Dollars;
	(b)	the election of the Noteholder shall be irrevocable;
	(c)	the rate of exchange between US Dollars and Pounds Sterling for the purposes of calculating the amount of payment shall be the spot rate obtained by the Company from Barclays Bank PLC (being the rate at which Pounds Sterling may be sold and US Dollars bought) at 11.00 a.m. (London time) on the twentieth Business Day prior to the date of payment and on which such notice is deemed to expire (the "Rate of Exchange");
(d)	the repayment value shall be the US Dollar equivalent of one Pound Sterling per £1 nominal of Note converted at the Rate of Exchange less any reasonable fees or bank charges associated with the conversion (the "Repayment Value"),

PROVIDED THAT:

(i) in no circumstances whatsoever shall the Repayment Value converted as set out in (ii) below exceed the Pounds Sterling nominal value of the Note to be repaid plus one twenty-fourth of Y per cent. of the Pounds Sterling nominal value of the Note to be repaid where Y is the number of complete months between the date of issue of the Note and the date of repayment and, in the event that there is an incomplete number of months between those two dates, Y shall be increased by one;

(ii) for the purposes of this provision the Repayment Value shall be converted into Pounds Sterling at the spot rate obtained by the Company from Barclays Bank PLC (being the rate at which US Dollars may be sold and Pounds Sterling bought) at 11.00 a.m. (London time) on the date of the repayment;

(iii) the Company shall forthwith upon the amount of the Repayment Value becoming available certify that amount to any Noteholder who has elected pursuant to this Condition to receive repayment in US Dollars;

(iv) the form of notice of repayment shall contain the following paragraph:

"I/we elect to receive repayment of principal in US Dollars instead of Pounds Sterling in accordance with Condition 10 of the Deed".

SCHEDULE 2

Provisions as to registration, transfer, etc.

1	Recognition of Noteholder
1.1	Subject to schedule 9 of the Sale and Purchase Agreement, the Company shall recognise a Noteholder as entitled to the Notes registered in his name free from any equity, set off or counter claim on the part of the Company against the original or an intermediate holder of the Notes.
1.2	Except as required by law, no person shall be recognised by the Company as holding any Notes upon any trust and (except as otherwise provided in this Schedule 2 and in the conditions and the provisions contained in the schedules to the Deed constituting the Notes) the Company shall not be bound by or recognise any interest in any Note except an absolute right to the entirety of it in the holder. The receipt by a Noteholder, or of any joint Noteholder, for any interest from time to time accruing or due or for any other moneys payable in respect of the Notes shall be a good discharge of the Company, notwithstanding any notice the Company may have, whether express or otherwise, of any right, title, interest or claim of any other person to or in such Notes, interest or moneys.
2	Transfers
2.1	A Noteholder may not transfer his Notes unless such a transfer is to a Permitted Transferee. In the case of each initial holder of Notes being Neil Clifford, Rebecca Farrar-Hockley, Dale Christilaw and Andrew Lee, the transfers by that Noteholder or any of his or her Permitted Transferees may only be made providing that the maximum number of Noteholders comprising that initial Noteholder and any of his or her Permitted Transferees does not exceed four.
2.2	If a transfer of the Notes is permitted under paragraph 2.1 of this Schedule 2, the Noteholder may transfer his Notes in amounts or in integral multiples of £10,000 or such lesser amount as constitutes the Noteholder's entire holding of Notes by instrument of transfer in writing in any usual form or in another form approved by the Board (such approval not to be unreasonably withheld or delayed) and the instrument shall be executed by or on behalf of the Noteholder.
2.3	The transferor is deemed to remain the holder of the Notes until the name of the transferee is entered in the Register in respect of it.
2.4	The Board shall only be entitled to refuse to register the transfer of a Note if:
	(a)	the proposed transfer is not a transfer that is permitted pursuant to paragraph 2.1 of this Schedule 2; or
	(b)	a redemption notice has been given pursuant to condition 3.3; or
	(c)	it is in favour of more than four joint transferees; or
	(d)	it is not delivered for registration at the Registered Office or such other place of which the Board may have notified the Noteholders in writing at least five days in advance, accompanied by the certificate for the Note to which it relates and such other evidence as the Board may reasonably require to prove the title of the Noteholder and the due execution by him of the transfer or, if the transfer is executed by some other person on his behalf, the authority of that person to do so.
2.5	If the Board refuses to register the transfer of a Note it shall, within seven days after the date on which the transfer was lodged with the Company, send notice of the refusal to the transferee. An instrument of transfer which the Board refuses to register shall (except in the case of suspected fraud) be returned to the person depositing it. All instruments of transfer which are registered may be retained by the Company.
2.6	Unless the Board refuses to register the transfer of a Note pursuant to paragraph 2.4 of this Schedule 2, it will register the transfer within seven days after the date on which the transfer was lodged with the Company. The Company may not charge a fee for registering the transfer of a Note or other document relating to or affecting the title to a Note or the right to transfer it or for making any other entry in the Register.
3	Transmission of Notes
3.1	The Company may recognise only the personal representative or representatives of a deceased Noteholder as having title to a Note held by that Noteholder alone or to which he alone was entitled. In the case of a Note held jointly by more than one person, the Company may recognise only the survivor or survivors as being entitled to it.
3.2	Nothing in this Deed releases the estate of a deceased Noteholder from liability in respect of a Note which has been solely or jointly held by him.
3.3	A person becoming entitled by transmission to a Note may, on production of any evidence the Board may reasonably require, elect either to be registered as a Noteholder or to have a person nominated by him registered as a Noteholder. If he elects to be registered himself, he shall give notice to the Company to that effect. If he elects to have another person registered, he shall execute an instrument of transfer of the Note to that person. All the provisions of this Deed relating to the transfer of Notes apply to the notice or instrument of transfer (as the case may be) as if it were an instrument of transfer executed by the Noteholder and his death, bankruptcy or other event giving rise to a transmission of entitlement had not occurred.
3.4	The Board may give notice requiring a person to make the election referred to in paragraph 3.3 of this Schedule 2. If that notice is not complied with within 60 days the Board may withhold payment of principal moneys, interest and all other amounts payable in respect of the Note until notice of election has been made.
3.5	Where a person becomes entitled by transmission to a Note, the rights of the Noteholder in relation to the Note cease. The person entitled by transmission may, however, give a good discharge for principal moneys, interest and other amounts payable in respect of the Note and, subject to paragraphs 3.3 and 3.4 of this Schedule 2 and condition 7.2, has the rights to which he would be entitled if he were the holder of the Note. The person entitled by transmission is not, however, before he is registered as the holder of the Note, entitled in respect of it to receive notice of or exercise rights conferred by being a Noteholder in relation to meetings of the Noteholders.
4	Replacement certificates

Where a Note certificate is worn out, defaced, lost or destroyed, the Board shall cancel it and issue a replacement certificate on such terms as to provision of evidence and indemnity (with or without security) and to payment of any exceptional out of pocket expenses reasonably incurred by the Company in the investigation of that evidence and the preparation of that indemnity and security as the Board may reasonably decide, and on surrender of the original certificate (where it is worn out or defaced).

SCHEDULE 3

Provisions for Meetings of Noteholders

1	Convening meetings
1.1	The Company may convene a meeting of the Noteholders at any time.
1.2	The Company shall convene a meeting of the Noteholders immediately on receipt of a requisition from Noteholders holding at the date of the deposit of the requisition not less than one tenth in principal amount of the Notes outstanding at that date.
1.3	The requisition:
(a) shall state the objects of the meeting;
(b) shall be signed by the requisitioners and deposited at the Registered Office; and
(c) may consist of several documents in like form each signed by one or more requisitioners.
1.4	The meeting shall be held at such place in the United Kingdom as the Company, acting reasonably, may decide.
2	Notice
2.1	A meeting convened for the passing of an Extraordinary Resolution shall be called by not less than 21 clear days' notice. All other meetings shall be called by not less than 14 clear days' notice.
2.2	The notice of meeting shall specify:
(a) the place, date and time of the meeting;
(b) the terms of each resolution to be proposed; and
(c) with reasonable prominence, that a Noteholder entitled to attend and vote may appoint one or more proxies to attend and, on a poll, vote instead of the Noteholder and that a proxy need not also be a Noteholder.
3	Quorum
3.1	No business may be transacted at a meeting unless a quorum is present. The absence of a quorum does not prevent the appointment of a chairman in accordance with paragraph 5 of this Schedule 3, which is not treated as part of the business of the meeting.
3.2	The quorum for a meeting convened for any meeting is a person or persons holding or representing by proxy a majority in principal amount of the Notes outstanding at the date of the meeting.
4	Absence of Quorum
4.1	If a quorum is not present within twenty minutes (or such longer period as the chairman in his absolute discretion may decide) from the time fixed for the start of the meeting or if during the meeting a quorum ceases to be present, the meeting:
(a) if convened on the requisition of the Noteholders, shall be dissolved; or
(b) in any other case, shall stand adjourned to such time (being not less than 14 days nor more than 28 days later) and place as the chairman (or, in default, the Board) may decide.

4.2	At an adjourned meeting the quorum shall be the Noteholders present in person or by proxy, whatever the principal amount of the Notes held by them. If a quorum is not present within five minutes (or such longer period as the chairman in his absolute discretion may decide) from the time fixed for the start of the meeting or if during the meeting a quorum ceases to be present, the adjourned meeting shall be dissolved.
4.3	The Company shall give not less than seven clear days' notice of any meeting adjourned for the lack of a quorum and the notice shall comply with paragraph 2.2 of this Schedule 3 and shall state the quorum requirement.
5	Chairman The Noteholders present at the meeting shall select one of their numbers to preside as chairman at the meeting.
6	Right to attend and speak Each member of the Board and any person authorised by the Board may attend and speak at a meeting whether or not he is a Noteholder.
7	Power to adjourn
7.1	The chairman may, with the consent of a meeting at which a quorum is present and shall, if so directed by the meeting adjourn a meeting from time to time and from place to place or for an indefinite period.
7.2	Without prejudice to any other power which he may have under the provisions of this Schedule or at common law, the chairman may, without the consent of the meeting, interrupt or adjourn a meeting from time to time and from place to place or for an indefinite period if he decides that it has become necessary to do so in order to:
(a) secure the proper and orderly conduct of the meeting;
(b) give all persons entitled to do so a reasonable opportunity of speaking and voting at the meeting; or
(c) ensure that the business of the meeting is properly disposed of.
8	Notice of adjourned meeting

Without prejudice to paragraph 4.3 of this Schedule 3, whenever a meeting is adjourned for 28 days or more or for an indefinite period, at least seven clear days' notice specifying the place, the date and the time of the adjourned meeting and the general nature of the business to be transacted shall be given to the Noteholders and each member of the Board. Except in these circumstances and subject to paragraph 4.3, it is not necessary to give notice of an adjourned meeting or of the business to be transacted at the adjourned meeting.

9	Business at adjourned meeting

No business may be transacted at an adjourned meeting other than the business which might properly have been transacted at the meeting from which the adjournment took place.

10	Method of voting
10.1	At a meeting, a resolution put to the vote of the meeting is decided by a show of hands unless (before or on the declaration of the result of the show of hands) a poll is duly demanded.
10.2	A poll may be demanded on a question by the chairman of the meeting or a Noteholder or Noteholders present in person or by proxy representing in total not less than one twentieth in principal amount of the Notes outstanding at the date of the meeting.

10.3	A demand by a proxy is deemed to be a demand by the Noteholder appointing the proxy.
10.4	Unless a poll is demanded and the demand is not withdrawn, a declaration by the chairman that the resolution has been carried, or carried by a particular majority, or lost or not carried by a particular majority, and an entry to that effect in the book containing the minutes of proceedings, is conclusive evidence of the fact without proof of the number or proportion of the votes recorded in favour of or against the resolution.
11	Procedure on a poll
11.1	If a poll is properly demanded, it shall be taken in such manner as the chairman may direct. He may appoint scrutineers, who need not be Noteholders, and may fix a time and place for declaring the result of the poll. The result of the poll is deemed to be the resolution of the meeting at which the poll is demanded.
11.2	A poll demanded on the election of a chairman or on any question of adjournment shall be taken at the meeting and without adjournment. A poll demanded on another question shall be taken at such time and place as the chairman may decide, either at once or after an interval or adjournment (but not more than 30 clear days after the date of the demand).
11.3	No notice need be given of a poll not taken immediately if the time and place at which it is to be taken are announced at the meeting at which it is demanded. In any other case at least seven clear days' notice shall be given specifying the time and place at which the poll is to be taken.
11.4	The demand for a poll may be withdrawn but only with the consent of the chairman. A demand withdrawn in this way validates the result of a show of hands declared before the demand is made. In the case of a poll demanded before the declaration of the result of a show of hands, the meeting shall continue as if the demand had not been made.
11.5	The demand for a poll (other than on the election of the chairman or on a question of adjournment) does not prevent the meeting continuing for the transaction of business other than the question on which a poll has been demanded.
11.6	On a poll, votes may be given in person or by proxy and a Noteholder entitled to more than one vote need not, if he votes, use all his votes or cast all the votes he uses in the same way.
12	Votes
12.1	At a meeting every Noteholder present in person has on a show of hands one vote and every Noteholder present in person or by proxy has on a poll one vote for every £1 in principal amount of the Note or Notes of which he is the holder.
12.2	In the case of joint holders of a Note, the vote of the senior who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders, and seniority is determined by the order in which the names of the holders stand in the Register.
13	Casting vote of the chairman In the case of an equality of votes the chairman has, on a show of hands and on a poll, a casting vote in addition to any vote to which he is entitled as a Noteholder.
14	Voting by proxy
14.1	An instrument appointing a proxy shall be in writing in any usual form (or in another form approved by the Board) executed by the appointor or his duly constituted attorney or, if the appointor is a company, under its seal or under the hand of its duly authorised officer or attorney or other person authorised to sign.

14.2	An instrument of proxy is deemed (unless the contrary is stated in it) to confer authority to demand or join in demanding a poll and to vote on a resolution or amendment of a resolution put to, or other business which may properly come before, the meeting or meetings for which it is given, as the proxy thinks fit.
14.3	A proxy need not be a Noteholder.
14.4	A Noteholder may appoint more than one proxy to attend on the same occasion. When two or more valid but differing instruments of proxy are delivered for the same Note for use at the same meeting, the one which is last validly delivered (regardless of its date or the date of its execution) shall be treated as replacing and revoking the other or others as regards that Note.
14.5	Deposit of an instrument of proxy does not prevent a Noteholder attending and voting in person at the meeting or an adjournment of the meeting or on a poll.
14.6	An instrument of proxy is (unless the contrary is stated in it) valid for an adjournment of the meeting as well as for the meeting or meetings to which it relates. An instrument of proxy is valid for 12 months from the date of execution.
14.7	The Company may send an instrument of proxy to all or none of the persons entitled to receive notice of and to vote at a meeting. If sent the instrument shall provide for two way voting (without prejudice to a right to abstain) on all resolutions set out in the notice of meeting.
15	Deposit of proxy
15.1	An instrument of proxy, and (if required by the Board) a power of attorney or other authority under which it is executed or a copy of it notarially certified or certified in some other way approved by the Board, shall be:
(a) deposited at the Registered Office, or another place in the United Kingdom specified in the notice convening the meeting or in an instrument of proxy or other accompanying document sent by the Company in relation to the meeting, not less than 48 hours before the time for holding the meeting or adjourned meeting or the taking of a poll at which the person named in the instrument proposes to vote;
(b) in the case of a meeting adjourned for less than 28 days but more than 48 hours or in the case of a poll taken more than 48 hours after it is demanded, deposited as required by paragraph 15.1(a) not less than 24 hours before the time appointed for the holding of the adjourned meeting or the taking of the poll; or
(c) in the case of a meeting adjourned for less than 48 hours or in the case of a poll not taken immediately but taken not more than 48 hours after it was demanded, delivered at the adjourned meeting or at the meeting at which the poll was demanded to the chairman or to the secretary or to a director of the Company.
15.2	An instrument of proxy not deposited or delivered in accordance with paragraph 15.1 of this Schedule 3 is invalid.
16	When votes by proxy valid though authority revoked

A vote given or poll demanded by a proxy or authorised representative of a company is valid despite termination of his authority unless notice of termination is received by the Company at the Registered Office (or other place specified for depositing the instrument of proxy) at least one hour before the time for holding the meeting or adjourned meeting at which the vote is given or (in the case of a poll taken otherwise than at or on the same day as the meeting or adjourned meeting) the time appointed for the taking of the poll at which the vote is cast.

17	Corporate representative

A company which is a Noteholder may, by resolution of its directors or other governing body, authorise a person to act as its representative at a meeting of Noteholders (the "representative"). The representative may exercise on behalf of the company (in respect of that part of the company's holding of Notes to which the authorisation relates) those powers that the company could exercise if it were an individual Noteholder. The company is for the purposes of this Schedule deemed to be present in person at a meeting if the representative is present. Each reference to attendance and voting in person is to be construed accordingly. A member of the Board or the secretary of the Company or other person authorised for the purpose by the secretary may require the representative to produce a certified copy of the resolution of authorisation before permitting him to exercise his powers.

18	Objections to and error in voting

No objection may be made to the qualification of a voter or to the counting of, or failure to count, a vote, except at the meeting or adjourned meeting at which the vote objected to is tendered or at which the error occurs. An objection properly made shall be referred to the chairman and only invalidates the result of the voting if, in the opinion of the chairman, it is of sufficient magnitude to affect the decision of the meeting. The decision of the chairman is conclusive and binding on all concerned.

19	Amendments to resolutions

If an amendment proposed to a resolution under consideration is ruled out of order by the chairman the proceedings on the substantive resolution are not invalidated by an error in his ruling.

20	Extraordinary resolutions
20.1	In addition to any other power, a meeting of Noteholders may by Extraordinary Resolution and with the consent of the Company sanction any modification, abrogation or compromise in any respect of:
	(a)	the provisions of this Deed; or
	(b)	the rights of the Noteholders against the Company, whether those rights arise under this Deed or otherwise.
20.2	Without limiting paragraph 20.1 of this Schedule 3, the Noteholders have power to sanction in accordance with paragraph 20.1:
	(a)	an agreement for postponing or advancing the time for the payment of principal moneys or interest payable in respect of the Notes;
	(b)	an agreement for reducing the rate of interest or for the capitalisation of any interest;
	(c)	an agreement for the exchange of Notes for, or conversion of Notes into, other securities of the Company or another company; and
	(d)	a matter which under the provisions of this Deed is required to be sanctioned by Extraordinary Resolution.
20.3	An Extraordinary Resolution is binding upon each Noteholder whether or not present at the meeting and each Noteholder is bound to give effect to the Extraordinary Resolution.
21	Noteholders' extraordinary resolutions

A resolution in writing executed by or on behalf of Noteholders holding more than 75 per cent. in principal amount of Notes for the time being outstanding who would have been entitled to vote upon it if it had been proposed at a meeting at which he was present is as effective as if it had been passed at a meeting duly convened and held. The resolution in writing may consist of several instruments in the same form each duly executed by or on behalf of one or more Noteholders. If the resolution in writing is described as an Extraordinary Resolution, it has effect accordingly.
22	Minutes of meetings
22.1	The Company shall cause minutes of all proceedings of meetings of the Noteholders to be entered in books kept for that purpose.
22.2	A minute, if purporting to be signed by the chairman of the meeting at which the proceedings took place, or by the chairman of the next meeting, is conclusive evidence of the proceedings.
22.3	Where minutes have been made in accordance with paragraph 22.2 of this Schedule 3 of the proceedings at a meeting then, until the contrary is proved, the meeting is deemed duly held and convened, and all proceedings had at the meeting to have been duly had.

SCHEDULE 4

Form of Bank Guarantee

To: [Beneficiary] (the "Beneficiary")

       [address]

Date [                 ]2011

Irrevocable Bank Guarantee no. [ ]

At the request of Citibank N.A, New York Branch and for the account of Jones Apparel Group Holdings, Inc. (a company registered under the laws of Delaware, U.S.A.) (the "Company"), we, Citibank N.A., whose registered address is located at Citigroup Center, Canada Square, Canary Wharf, London E14 5LB (the "Issuing Bank") issue this irrevocable bank guarantee ("Bank Guarantee") in your favour on the following terms and conditions:

1.	DEFINITIONS

In this Bank Guarantee:

"Business Day" means a day (other than a Saturday or a Sunday) on which banks are open for general business in London.

"Demand" means a demand for a payment under this Bank Guarantee substantially in the form of the schedule to this Bank Guarantee.

"Expiry Date" means, subject to the operation of paragraph 3.1 below, the first anniversary of the date of this Bank Guarantee.

"Loan Note Instrument" means the loan note instrument made by the Company and dated 2 June 2011.

"Notes" means the unsecured fixed rate guaranteed notes constituted by the Loan Note Instrument, or as the case may be, the principal amounts represented by them and for the time being issued and outstanding, and a reference to a "Note" is a reference to any one of such Notes.

"Total Bank Guarantee Amount" means $[                           ] in aggregate.

2.	ISSUING BANK'S AGREEMENT
2.1	The Beneficiary may request a drawing or drawings under this Bank Guarantee by giving to the Issuing Bank the documents (the "Demand Documents") listed in paragraph 2.2.1 and 2.2.2 below. The Demand Documents must be received by the Issuing Bank at the latest by 3.00 p.m (London time) on the Expiry Date.
2.2	Subject to the terms of this Bank Guarantee, the Issuing Bank unconditionally and irrevocably undertakes to the Beneficiary that, within 10 Business Days of receipt by it of the following Demand Documents:
	2.2.1	a Demand; and
	2.2.2	an original or a certified copy of the certificate relating to the Notes in respect of which the amount that is the subject of the Demand has fallen due (which, in the case of a certified copy, has been certified by a solicitor admitted to practise in England and Wales as being a true copy), it shall pay to the Beneficiary all amounts (including without limitation principal and any interest) due and payable to the Beneficiary by the Company pursuant to the Notes and demanded in that Demand.
2.3	The Issuing Bank will not be obliged to make a payment under this Bank Guarantee to the extent that any such payment would result in the aggregate of all payments made by it under this Bank Guarantee exceeding the Total Bank Guarantee Amount. For the avoidance of doubt, in the event that a payment under this Bank Guarantee would result in the aggregate of the payments made by the Issuing Bank under this Guarantee to the Beneficiary exceeding the Total Bank Guarantee Amount then the Issuing Bank shall pay such part of a Demand that results in the aggregate of all amounts paid by the Issuing Bank under this Bank Guarantee equalling the Total Bank Guarantee Amount.
3.	EXPIRY
3.1	This Bank Guarantee shall remain in full force and effect up to and including the first anniversary of the date of this Bank Guarantee. Upon that anniversary (and upon each subsequent anniversary) this Bank Guarantee shall automatically be extended for a further period of one year (or such lesser period as ends on 21 April 2016) unless the Issuing Bank has notified the Beneficiary in writing (delivered to the Beneficiary by special delivery or courier requiring signature by or on behalf of the Beneficiary on receipt at the address stated above or such other address as the Beneficiary may notify the Guarantor of in writing for the purpose) at least 30 days prior to such anniversary date that this Bank Guarantee will terminate on the next falling anniversary date (a "Termination Notice"). In the event that no Termination Notice is served (such that the Bank Guarantee is so automatically extended with effect from the next falling anniversary date), then the Expiry Date shall for all purposes be deemed amended to the anniversary date which is 12 months following such anniversary date (or, if earlier, 21 April 2016). Notwithstanding the foregoing, the final Expiry Date for this Bank Guarantee shall in any event be 21 April 2016, and the foregoing provisions shall be construed and shall apply accordingly.
3.2	Subject to the other provisions of this paragraph 3, the Bank Guarantee shall be a continuing guarantee and shall remain in full force and effect until the amount available hereunder is reduced to ZERO pursuant to payments made by the Issuing Bank to the Beneficiary of all amounts outstanding (including without limitation principal and any interest) under the Notes or this Bank Guarantee.
3.3	The Issuing Bank will be released from its obligations under this Bank Guarantee on the date (if any) notified by the Beneficiary to the Issuing Bank in writing as the date upon which the obligations of the Issuing Bank under this Bank Guarantee are released.
3.4	Notwithstanding any provisions herein, at 3.00 p.m.(London time) on the Expiry Date the obligations of the Issuing Bank under this Bank Guarantee will cease with no further liability on the part of the Issuing Bank (irrespective of whether the original of this Bank Guarantee is returned to the Issuing Bank or not) except for any Demand validly presented under the Bank Guarantee before such time to the extent that claim remains unpaid.
3.5	When the Issuing Bank is no longer under any further obligations under this Bank Guarantee, the Beneficiary must on written request return any original of this Bank Guarantee remaining in the possession of such Beneficiary or his advisers or other agents to the Issuing Bank.
4.	DEMANDS AND PAYMENTS
4.1	All Demands made under this Bank Guarantee shall be made in British Pounds Sterling.
4.2	All payments under this Bank Guarantee shall be made in US Dollars.

4.3	The British Pounds Sterling amount specified in a Demand shall be converted into US Dollars at the Bank's spot rate of exchange for the purchase of British Pounds Sterling with US Dollars in the London foreign exchange market at or about 11:00 a.m. London time on the date of payment.
4.4	All payments under this Bank Guarantee shall be made for value to the account of the Beneficiary specified in the Demand within 10 Business Days of receipt by the Issuing Bank of the Demand Documents listed in paragraph 2 above.
5.	DELIVERY OF DEMAND

Each Demand hereunder must be in writing, and, unless otherwise stated, must be made by letter and must be received in legible form by the Issuing Bank at its above mentioned registered address and must make reference to this Bank Guarantee by its reference number and clearly marked for the attention of European Trade Service Department, SBLC/Guarantee Issuing unit.

6.	ASSIGNMENT
6.1	This Bank Guarantee is transferable in whole (but not in part) to any body, corporation or other legal entity, (the "Transferee"), provided always that the Beneficiary obtains the Issuing Bank's prior written consent, which shall not be unreasonably withheld or delayed, provided that the Issuing Bank may reasonably withhold its consent where the Transferee is a body, corporation or other legal entity which is named in the US Department of the Treasury, Office of Foreign Assets Control ("OFAC") Specially Designated Nationals List, or incorporated in or has its principal place of business in or is a national of a country or territory which is subject to restrictions imposed by or which is not recognized by, OFAC, a regulator of the United States of America, or any other regulator with whose rules the Issuing Bank or any of its branches customarily comply. Subject to above consent and/or other requirements, such a transfer will be subject to receipt of the original of this Bank Guarantee (together with any amendments if any) together with a written transfer request form which will be provided to the Beneficiary by the Issuing Bank on written request by the Beneficiary. All costs related to such transfer shall be for the Beneficiary's account.
7.	ISP

Except to the extent it is inconsistent with the express terms of this Bank Guarantee, this Bank Guarantee is subject to the International Standby Practices (ISP 98), International Chamber of Commerce Publication No. 590.

8.	GOVERNING LAW This Bank Guarantee and any non-contractual obligations arising out of or in connection with this Bank Guarantee are governed by English law.
9.	JURISDICTION The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Bank Guarantee.

Yours faithfully

[Citibank N.A.]
By: [       ]

Schedule - Form of Demand

To: [                ] [Issuing Bank]

[              ] [Date]

Dears Sirs

Bank Guarantee no. [              ] issued in favour of [beneficiary] (the "Bank Guarantee")

1.	I refer to the Bank Guarantee. Terms defined in the Bank Guarantee have the same meaning when used in this Demand.
2.	I certify that the sum of [ ] is due [and has remained unpaid for at least [ ] Business Days] [under the Notes]. I therefore demand payment of the sum of [ ].
3.	Payment should be made to the following account: Name: [ ] Account Number: [ ] Bank: [ ]
4.	The date of this Demand is not later than the Expiry Date.
5.	[A certified copy of the Note certificate/The original Note certificate relating to this Demand ]is attached to this Demand.

Yours faithfully

For
[Beneficiary]

Executed as a deed by Jones Apparel Group Holdings, Inc. acting by:

/s/ Ira M. Dansky signature of director	and	/s/ John T. McClain signature of witness
Ira M. Dansky print name of director		John T. McClain print name of witness